As filed with the Securities and Exchange Commission on June 6, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0890963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dell Way Round Rock, Texas	78682
(Address of Principal Executive Offices)	(Zip Code)

Dell Technologies Inc. 2013 Stock Incentive Plan

(Full title of the plan)

Richard J. Rothberg, Esq.

General Counsel and Secretary

One Dell Way

Round Rock, Texas 78682

(Name and address of agent for service)

(512) 728-7800

(Telephone number, including area code, of agent for service)

Copies to:

Richard J. Parrino, Esq.

Kevin K. Greenslade, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

EXPLANATORY NOTE

In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of Registration Statement No. 333-213515 on Form S-8 filed by Dell Technologies Inc. (the “Company”) on September 6, 2016, relating to shares of Class C common stock, par value $0.01 per share (the “Class C Common Stock”), issuable pursuant to the Dell Technologies Inc. 2013 Stock Incentive Plan (as amended and restated, the “Plan”), as amended by Post-Effective Amendment No. 1 thereto, filed on January 7, 2019, and the contents of Registration Statement No. 333-232675 on Form S-8 filed by the Company on July 16, 2019, relating to additional shares of Class C Common Stock issuable pursuant to the Plan. This registration statement is being filed to register an additional 55,000,000 shares of Class C Common Stock for issuance pursuant to the Plan. This registration statement consists of the facing page, this page, other required information, required opinions, consents and other exhibits, and the signature page.

i

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference herein the following documents filed by it with the Securities and Exchange Commission (the “SEC”) under Commission File Number 001-37867 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)

the Company’s Annual Report on Form 10-K for the fiscal year ended January  28, 2022 (including those portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 17, 2022 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

(2)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2022;

(3)	the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2022 with respect to the information disclosed under Item 8.01 thereof; and

(4)

the Description of the Company’s Common Stock set forth in Exhibit 4.41 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits.

The Company herewith files or incorporates by reference the exhibits identified below:

Exhibit No.	Description

4.1	Fifth Amended and Restated Certificate of Incorporation of Dell Technologies Inc. (the “Company”) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2018) (Commission File No. 001-37867).

4.2	Second Amended and Restated Bylaws of Dell Technologies Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 28, 2018) (Commission File No. 001-37867).

4.3	Specimen Certificate of Class C Common Stock, $0.01 par value per share, of Dell Technologies Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on October 4, 2018) (Registration No. 333-226618).

4.4	Dell Technologies Inc. 2013 Stock Incentive Plan, as amended and restated as of July 9, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 11, 2019) (Commission File No. 001-37867).

5.1*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered.

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, relating to the financial statements of Dell Technologies Inc.

24.1*	Power of Attorney (included on the signature page of this registration statement).

107.1*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on June 6, 2022.

DELL TECHNOLOGIES INC. (Registrant)

By:	/s/ Michael S. Dell
Name:	Michael S. Dell
Title:	Chairman and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Rothberg and Christopher Garcia, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Dell Michael S. Dell	Chairman and Chief Executive Officer (Principal Executive Officer)	June 6, 2022

/s/ Thomas W. Sweet Thomas W. Sweet	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2022

/s/ Brunilda Rios Brunilda Rios	Senior Vice President, Corporate Finance and Chief Accounting Officer (Principal Accounting Officer)	June 6, 2022

/s/ David W. Dorman David W. Dorman	Director	June 6, 2022

/s/ Egon Durban Egon Durban	Director	June 6, 2022

Signature	Title	Date

/s/ David Grain David Grain	Director	June 6, 2022

/s/ William D. Green William D. Green	Director	June 6, 2022

/s/ Ellen J. Kullman Ellen J. Kullman	Director	June 6, 2022

/s/ Simon Patterson Simon Patterson	Director	June 6, 2022

/s/ Lynn Vojvodich Radakovich Lynn Vojvodich Radakovich	Director	June 6, 2022